MutualFirst Financial, Inc. Announces Stock Repurchase Program

MUNCIE, Ind., Jan. 18, 2019 /PRNewswire/ -- MutualFirst Financial, Inc. has announced its intention today to repurchase up to 430,000 shares or approximately 5% of its outstanding shares in the open market and in privately negotiated transactions. These shares will be purchased from time to time over a twelve-month period depending upon market conditions.

David W. Heeter, President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company's subsidiary, MutualBank. Mr. Heeter stated, "We believe that the disciplined repurchase of our shares represents an attractive investment opportunity that will benefit the Company and our stockholders."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-nine full-service retail financial centers throughout Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF". Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO, (765) 747-2945